Exhibit 99.1

          Four Oaks Fincorp, Inc. Announces 2007 Third Quarter Results

     FOUR OAKS, N.C.--(BUSINESS WIRE)--Oct. 22, 2007--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced results for the third quarter of fiscal 2007. The third quarter of 2007 net income represents the highest quarterly net income achieved since the third quarter of 2006. Net income was $1.8 million and $4.3 million, or $0.29 and $0.70 per basic share, for the quarter and nine months ended September 30, 2007, compared to $2.1 million and $5.5 million, or $0.35 and $0.90 per basic share, for the quarter and nine months ended September 30, 2006. Compared to the same respective periods of 2006, net income decreased 15.5% and 21.9% for the quarter and nine months ended September 30, 2007, respectively. Fiscal 2007 earnings have declined from fiscal 2006 primarily due to lower margins, declines in noninterest income, and increased operating costs related to expansion.

     For the twelve months ended September 30, 2007, return on average equity and return on average assets were 11.46% and 0.92%, respectively, compared to 15.56% and 1.28%, respectively, for the twelve months ended September 30, 2006. We increased the level of dividends paid to our shareholders from the $0.058 per share that was paid in the third quarter of 2006 to $0.07 per share paid in the third quarter of fiscal year 2007, an increase of 25%. All per share figures are adjusted for the effect of the 10% stock dividend which will be paid on November 9, 2007, to shareholders of record on October 30, 2007.

     Net interest margin year-to-date annualized as of September 30, 2007 of 3.86% fell 55 basis points compared to 4.41% as of September 30, 2006. The third quarter net interest margin annualized for 2007 of 3.89% compared to 4.26% in 2006, fell only 37 basis points, which is the smallest quarter to quarter variance achieved in 2007. Growth in average earning assets of 18.1% over the past year produced a 16.7% and 18.9% increase in total interest income for the quarter and nine months ended September 30, 2007 as compared to the same respective periods of 2006. The cost of funding our assets grew 60 basis points as our year-to-date annualized cost of paying liabilities went from 3.97% as of September 30, 2006 to 4.57% as of September 30, 2007. Interest expense increased 29.3% and 39.9% for the quarter and nine months ended September 30, 2007, respectively, as compared to the same respective periods of 2006. Our net interest income after the provision for loan losses for the third quarter and nine months ended September 30, 2007 increased 7.8% and 3.0%, respectively, compared to the same periods of 2006. Salaries and benefits expenses for the quarter and nine months ended September 30, 2007 were 18.4% and 23.0% higher, respectively, than for the same respective periods of 2006 due to new hires for our offices that opened during 2006, administrative positions filled due to our growth, and normal increases in wages and benefits costs. Other operating expenses increased 10.2% and 17.5%, respectively, for third quarter and nine months ended September 30, 2007 as compared to the same periods of 2006. Professional fees increased 12.3% from $747,340 at September 30, 2006, to $839,548 at September 30, 2007, primarily related to ongoing compliance with
Section 404 of the Sarbanes-Oxley Act of 2002.

     Our balance sheet growth continued in the third quarter of 2007. Quarterly average earning assets of $630.6 million in the third quarter of 2007 grew 16.8% from $539.9 million in the third quarter of 2006. Net loans of $500.8 million at September 30, 2007 increased 13.9% and 9.8%, respectively, compared to $439.8 million at September 30, 2006, and $456.2 million at December 31, 2006. Total deposits of $514.3 million at September 30, 2007 increased 9.7% and 10.2%, respectively, from $468.8 million at September 30, 2006, and $466.9 million at December 31, 2006. Shareholders' equity was $53.8 million at September 30, 2007, an increase of 13.7% and 9.1%, respectively, over September 30, 2006 and December 31, 2006. Book value per share at September 30, 2007 was $8.70 as compared to $7.76 at September 30, 2006 and $8.04 at December 31, 2006. Shareholders' equity as a percentage of total assets was 7.88% at September 30, 2007 as compared to 7.91% at September 30, 2006 and 8.11% at December 31, 2006.

     With $683.1 million in total assets as of September 30, 2007, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its thirteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, and Zebulon, North Carolina. The loan production office in Dunn, North Carolina, is expected to open in October, 2007. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

     Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation , the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.


     CONTACT: Four Oaks Fincorp, Inc.
              Ayden R. Lee, Jr., 919-963-2177
              Chairman, President, and Chief Executive Officer
              Nancy S. Wise, 919-963-2177
              Executive Vice President and Chief Financial Officer